Exhibit 99.1

Joint Filer Information

Designated Filer: PPR S.A.

Issuer & Ticker Symbol: Volcom, Inc. (VLCM)

Date of Event Requiring Statement: June 16, 2011, June 22, 2011 and June 23, 2011

Joint Filers:

1. Name: PPR S.A.

Address: 10 avenue Hoche

75381 Paris, France

2. Name: Transfer Holding, Inc.

Address: 685 5th Avenue

New York, New York 10022